Exhibit 5.1

                                October 31, 1997


Pacific Aerospace & Electronics, Inc.
434 Olds Station Road
Wenatchee, WA  98801

     Re: Post-Effective Amendment No. 1 to Form SB-2 Registration Statement, Registration No. 333-5011

Ladies and Gentlemen:

     We have acted as the Company's counsel in connection with the preparation of Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form SB-2, Registration No. 333-5011, that was declared effective on July 15, 1996 (the "Registration Statement"). The Post-Effective Amendment is to be filed under the Securities Act of 1933, as amended, covering the following securities (collectively, the "Securities"):

     1. 2,250,000 shares of the Company's common stock, par value $.001 per share ("Common Stock"), underlying the warrants (the "Warrants") contained in the units (the "Units") offered under the Registration Statement, each Unit consisting of one share of Common Stock and one Warrant;

     2. 225,000 shares of Common Stock contained in the Units underlying the Warrants held by Paulson Investment Company, Inc., Chester F. Paulson, Lorraine Maxfield and Cohig & Associates, Inc. (the "Underwriters' Warrants");

     3. 225,000 Warrants contained in the Units underlying the Underwriters' Warrants;

     4. 225,000 shares of Common Stock underlying the Warrants contained in the Units underlying the Underwriters' Warrants; and

     5. 300,000 shares of Common Stock underlying the Common Stock Purchase Warrant held by UTCO Associates, Ltd.
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Pacific Aerospace & Electronics, Inc.
October 31, 1997
Page 2


     We have reviewed the corporate action of the Company in connection with this matter and have examined the corporate records and other documents we deemed necessary for purposes of this opinion. For the purposes of our examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

     On the basis of and relying upon the foregoing examination and assumptions, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, with full corporate power to issue the Securities.

     2. The Securities have been duly authorized and reserved for such purpose by appropriate corporate action and, when issued, will be validly issued, fully paid, and nonassessable.

     This opinion is limited to the law of the State of Washington, to the federal laws of the United States, and to the judicial interpretations thereof and to the facts as they presently exist. No opinion is expressed by us as to the effect of the laws of any other jurisdiction or as to matters of conflict or choice of law. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                       Very truly yours,

                                       /s/ STOEL RIVES LLP

                                       STOEL RIVES LLP